QUESTION 77-D Policies with respect to security investments


The Board of Directors of SunAmerica Series approved amendments to the principal investment techniques of the Focused Multi-Asset Strategy Portfolio (the "Portfolio") to modify the projected asset allocations for the Portfolio. Accordingly, effective June 1, 2012, the Prospectus is hereby amended as set forth below.

The prospectus supplement describing these changes was filed pursuant to Rule 497 of the Securities Act of 1933, as amended; incorporated by reference to prospectus supplement filed pursuant to Rule 497 filed on June 1, 2012 (Accession Number 0001193125-12-257320.)